                                                                    EXHIBIT 99.4

                      Report of Independent Accountants





To the Stockholders and Board of Directors of Savannah Foods & Industries, Inc.


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Savannah Foods & Industries, Inc. and its subsidiaries at September 29, 1996 and October 1, 1995, and the results of their operations and their cash flows for the fifty-two weeks ended September 29, 1996, October 1, 1995 and October 2, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




PRICE WATERHOUSE LLP
Atlanta, Georgia
November 18, 1996

                       SAVANNAH FOODS & INDUSTRIES, INC.
                          Consolidated Balance Sheets
             (In thousands except for shares and per share amounts)


                                                           September 29,    October 1,
                                                               1996            1995
Assets                                                    --------------   ------------
Current assets:
  Cash and cash equivalents                                $     15,300    $     11,574
  Accounts receivable                                            76,109          66,991
  Inventories (net of LIFO reserve of $8,018 in 1996 and
    $10,460 in 1995) (Note 3)                                    83,929         103,121
  Other current assets                                            5,214          16,116
                                                           ------------    ------------
      Total current assets                                      180,552         197,802
Property, plant and equipment (Note 4)                          186,546         230,891
Other assets                                                     31,163          47,814
                                                           ------------    ------------
                                                           $    398,261    $    476,507
                                                           ============    ============
Liabilities and Stockholders' Equity

Current liabilities:
  Short-term borrowings (Note 5)                           $      7,500    $     22,300
  Current portion of long-term debt (Note 5)                      2,170           6,300
  Trade accounts payable                                         52,701          63,259
  Other liabilities and accrued expenses                         23,575          22,881
                                                           ------------    ------------
    Total current liabilities                                    85,946         114,740
                                                           ------------    ------------
Long-term debt (Note 5)                                          59,754         106,864
                                                           ------------    ------------
Deferred employee benefits                                       78,834          85,254
                                                           ------------    ------------
Stockholders' equity (Note 7):
  Common stock $.25 par value; $.55 stated value;
   64,000,000 shares authorized; 31,306,800 shares issued        17,365          17,365
  Capital in excess of stated value                              31,764          12,190
  Retained earnings                                             193,524         190,176
  Treasury stock, at cost (2,568,604 shares in 1996 and
    5,068,604 shares in 1995)                                   (15,849)        (31,275)
  Minimum pension liability adjustment                          (14,038)        (14,842)
  Stock held by benefit trust, at market (2,500,000 shares
    in 1996)                                                    (35,000)              -
  Other                                                          (4,039)         (3,965)
                                                           ------------    ------------
      Total stockholders' equity                                173,727         169,649
                                                           ------------    ------------
Commitments and contingencies (Note 10)                               -               -
                                                           ------------    ------------
                                                           $    398,261    $    476,507
                                                           ============    ============



(The accompanying notes are an integral part of the consolidated financial statements.)

                       SAVANNAH FOODS & INDUSTRIES, INC.
                     Consolidated Statements of Operations
             (In thousands except for shares and per share amounts)



                                                         Fiscal Year Ended
                                          -----------------------------------------------
                                          September 29,      October 1,       October 2,
                                              1996             1995             1994
                                          -------------    -------------    -------------
Net sales                                 $   1,146,332    $   1,098,544    $   1,074,367
                                          -------------    -------------    -------------
Operating expenses:
  Cost of sales and operating expenses        1,028,218        1,002,679          969,621
  Selling, general and
    administrative expenses                      54,667           55,866           53,392
  Depreciation and amortization                  27,994           28,314           28,972
  Impairment of long-lived assets (Note 2)       10,280                -                -
  Other costs (Note 11)                           3,374            4,284            2,950
                                          -------------    -------------    -------------
                                              1,124,533        1,091,143        1,054,935
                                          -------------    -------------    -------------
Income from operations                           21,799            7,401           19,432
                                          -------------    -------------    -------------
Other income and (expenses):
  Interest and other investment income              847            1,258            2,170
  Interest expense                              (12,355)         (14,847)         (13,380)
  Other income (expense)                           (610)             110              384
                                          -------------    -------------    -------------
                                                (12,118)         (13,479)         (10,826)
                                          -------------    -------------    -------------
Income (loss) before income taxes
  and extraordinary item                          9,681           (6,078)           8,606
Provision for (benefit from)
  income taxes (Note 6)                           2,738           (2,585)           2,863
                                          -------------    -------------    -------------
Income (loss) before extraordinary
  item                                            6,943           (3,493)           5,743
Extraordinary item, net of tax (Note 5)            (971)               -                -
                                          -------------    -------------    -------------
Net income (loss)                         $       5,972    $      (3,493)   $       5,743
                                          =============    =============    =============
Per share:
  Income (loss) before
    extraordinary item                    $        0.27    $       (0.13)   $        0.22
  Extraordinary item (Note 5)                     (0.04)               -                -
                                          -------------    -------------    -------------
  Net income (loss)                       $        0.23    $       (0.13)   $        0.22
                                          =============    =============    =============

  Dividends                               $        0.10    $        0.32    $        0.54
                                          =============    =============    =============
Weighted average shares outstanding          26,238,196       26,238,196       26,238,196
                                          =============    =============    =============

(The accompanying notes are an integral part of the consolidated financial statements.)

                       SAVANNAH FOODS & INDUSTRIES, INC.
           Consolidated Statements of Changes in Stockholders' Equity
                                 (In thousands)




                                           Capital in                          Minimum
                                           Excess of                           Pension    Stock Held
                                Common      Stated     Retained    Treasury   Liability   By Benefit
                                Stock       Value      Earnings      Stock    Adjustment     Trust       Other      Total
                                --------   ---------  ---------   ----------  ----------  ----------  ---------  ---------
Balance at October 3, 1993      $ 17,365   $ 12,190   $ 210,491   $ (31,275)  $  (9,453)  $      -    $ (4,604)  $ 194,714
  Net income                                              5,743                                                      5,743
  Cash dividends declared                               (14,169)                                                   (14,169)
  Decrease in minimum pension
    liability adjustment                                                          1,243                              1,243
  Decrease in note receivable
    from employee stock
    ownership plan                                                                                         643         643
                                --------   --------   ---------   ----------  ----------  ---------   ---------  ---------
Balance at October 2, 1994        17,365     12,190     202,065     (31,275)     (8,210)          -     (3,961)    188,174
  Net loss                                               (3,493)                                                    (3,493)
  Cash dividends declared                                (8,396)                                                    (8,396)
  Increase in minimum pension
    liability adjustment                                                         (6,632)                            (6,632)
  Increase in cumulative
    translation adjustment                                                                                (425)       (425)
  Decrease in note receivable
    from employee stock
    ownership plan                                                                                         421         421
                                --------   --------   ---------   ----------  ----------  ---------   ---------  ---------
Balance at October 1, 1995        17,365     12,190     190,176     (31,275)    (14,842)          -     (3,965)    169,649
  Net income                                              5,972                                                      5,972
  Cash dividends declared                                (2,624)                                                    (2,624)
  Decrease in minimum pension
    liability adjustment                                                            804                                804
  Establish benefit trust with
    treasury stock (Note 7)                  11,449                  15,426                 (26,875)                     -
  Increase in fair market
    value of stock held by
    benefit trust (Note 7)                    8,125                                          (8,125)                     -
  Increase in cumulative
    translation adjustment                                                                                 (74)        (74)
                                --------   --------   ---------   ----------  ----------  ---------   ---------  ---------
Balance at September 29, 1996   $ 17,365   $ 31,764   $ 193,524   $ (15,849)  $ (14,038)  $ (35,000)  $ (4,039)  $ 173,727
                                ========   ========   =========   ==========  ==========  =========   =========  =========



(The accompanying notes are an integral part of the consolidated financial statements.)

                       SAVANNAH FOODS & INDUSTRIES, INC.
                     Consolidated Statements of Cash Flows
                                 (In thousands)

                                                                Fiscal Year Ended
                                                     ----------------------------------------
                                                     September 29,   October 1,    October 2,
                                                         1996          1995          1994
                                                     -------------  ------------   ----------
Cash flows from operations:
  Net income (loss)                                  $    5,972    $   (3,493)   $    5,743
  Adjustments to reconcile net income (loss) to
    net cash provided by operations -
      Depreciation and amortization                      27,994        28,314        28,972
      Impairment of long-lived assets (Note 2)           10,280             -             -
      Extraordinary item, net of tax, related to
        financing activities                                971             -             -
      Provision for deferred income taxes                (5,173)         (207)       (5,283)
      Net loss on disposal of assets                      2,595           674           460
      Decreases (increases) in working capital -
        Accounts receivable                              (9,118)        8,785        11,254
        Inventories                                      20,565       (17,781)       60,299
        Other current assets                              7,924        (6,952)        2,657
        Trade accounts payable                          (10,558)        6,306       (49,457)
        Other liabilities and accrued expenses            1,110          (777)        3,373
      Other                                              (2,713)        1,122         1,431
                                                     ----------    ----------    ----------
Cash provided by operations                              49,849        15,991        59,449
                                                     ----------    ----------    ----------
Cash flows from investing activities:
  Additions to property, plant and equipment             (7,916)      (16,303)      (22,218)
  Proceeds from sale of property, plant and
    equipment                                             2,538           784         3,309
  Sale of investments                                    13,869         3,615        18,559
  Business sales and (acquisitions)                      12,500        (7,050)            -
  Use of escrowed industrial revenue bond funds
    for additions to property, plant and equipment        3,253             -         3,669
  Other                                                    (182)       (2,182)       (2,930)
                                                     ----------    ----------    ----------
Cash provided by (used for) investing activities         24,062       (21,136)          389
                                                     ----------    ----------    ----------
Cash flows from financing activities:
  (Decrease) increase in short-term borrowings          (14,800)       22,300       (26,300)
  Payments of long-term debt                            (51,240)      (28,703)       (2,632)
  Debt prepayment charge, net of tax                       (971)            -             -
  Liquidation of unused industrial revenue
    bond escrow balances                                      -         5,742             -
  Dividends paid                                         (3,280)      (11,282)      (10,627)
  Other                                                     106           226           676
                                                     ----------    ----------    ----------
Cash used for financing activities                      (70,185)      (11,717)      (38,883)
                                                     ----------    ----------    ----------
Cash flows for year                                       3,726       (16,862)       20,955
Cash and cash equivalents, beginning of year             11,574        28,436         7,481
                                                     ----------    ----------    ----------
Cash and cash equivalents, end of year               $   15,300    $   11,574    $   28,436
                                                     ==========    ==========    ==========


(The accompanying notes are an integral part of the consolidated financial statements.)

                      SAVANNAH FOODS & INDUSTRIES, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1 - Summary of Significant Accounting Policies:

        Nature of operations - The Company is engaged in the production, marketing and distribution of food products, primarily refined sugar. The Company produces a complete line of bulk and liquid sugars, packaged sugar, sugar envelopes and sugar products, including edible molasses and liquid animal feeds. The Company also packages and distributes other products such as custom made meal kits, salt, pepper, artificial sweetener, non-diary creamer and certain other products which complement its sugar business. Industrial and grocery markets served by the Company are the southeastern, midwestern and eastern parts of the United States, as well as Louisiana and Texas. Products for the foodservice market are distributed throughout the United States. The Company has one primary business segment - Sugar Products.

        Fiscal year - The Company's fiscal year ends on the Sunday closest to September 30. Fiscal 1996, 1995 and 1994 each included 52 weeks.

        Principles of consolidation - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Business entities in which the Company owns 50% or less are accounted for using the equity method.

        Cash and cash equivalents - Cash and cash equivalents include all investments purchased with an original maturity of 90 days or less which have virtually no risk of loss of the principal value of the investment.

        Inventories - Inventories are valued at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method for sugar, packaging materials, and certain other items. Costs for maintenance parts and other non-sugar products are determined using the first-in, first-out (FIFO) and moving average methods.

        Futures transactions and interest rate swaps - The Company uses futures, options and interest rate swaps as hedges in its inventory purchasing and cash management programs. Gains and losses on such transactions related to inventory are matched to specific inventory purchases and charged or credited to cost of sales as such inventory is sold. The net cash paid or received on interest rate swaps is included in interest expense.

        Amortization of intangibles - The Company has intangible assets included in "Other assets" aggregating $9,529,000 and $11,912,000 at September 29, 1996 and October 1, 1995, respectively. Goodwill of $5,378,000 at September 29, 1996, and $5,781,000 at October 1, 1995, is being amortized over fifteen years on a straight-line basis, and other intangible assets are being amortized over five years on a straight-line basis. Amortization expense was $2,341,000, $2,169,000 and $2,617,000 for fiscal 1996, 1995 and 1994, respectively.

        Property, plant and equipment - Property, plant and equipment is valued at cost, less accumulated depreciation and amortization. For financial reporting purposes, depreciation is computed on the straight-line method over the estimated useful lives of the assets. In general, buildings are depreciated over 20 years, machinery and equipment over 3 to 15 years and leasehold improvements over 10 years.

        Accrued expenses related to beet operations - The Company's beet processing plants are generally operated from October through February and then, from March through September, are repaired for the next processing cycle. As sugar is processed from October through February, the Company accrues estimated repair costs and other costs to be incurred in March through September and includes such costs in inventory and, as the sugar is sold, in cost of sales. In contrast, certain other sugarbeet processors capitalize such costs and include them as prepaid expenses related to the next processing cycle.

        Fair value of financial instruments - For cash, cash equivalents, accounts receivable, trade accounts payable, other liabilities and accrued expenses and short-term borrowings, the carrying amounts approximate fair value because of the short maturities of these instruments.

        Revenue recognition - The Company recognizes revenue as product is shipped.

        Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

        Reclassifications - Certain prior year amounts have been reclassified to conform to current year presentation.

Note 2 - Impairment Loss:

        In the fourth quarter of fiscal 1996, the Company recorded a non-cash impairment loss of $10,280,000 ($6,476,000, or $.25 per share, net of tax) related to a write-down of the property, plant and equipment of the Company's Fremont, Ohio beet sugar facility. A decision was made in 1996 not to run the Fremont facility during fiscal 1997 due to the lack of a viable supply of sugarbeets and beet molasses. As a result, the projected future cash flows from this facility are less than the carrying value of the assets; therefore, an impairment loss has been recognized. The impaired assets include buildings and machinery and equipment used to manufacture, ship, and store refined sugar and its by-products. These assets were written down to their fair value based on the salvage value of the assets. The recognition of this impairment was in accordance with the provisions of Statement of Financial Accounting Standards No. 121 - Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of and is not materially different than the amount that would have been recognized under the Company's previous policies.

Note 3 - Inventories:

        A summary of inventories by method of pricing and class is as follows:


                                                 September 29,    October 1,
                                                     1996           1995
                                                 -------------    ----------
                                                        (In thousands)
            Last-in, first-out                      $35,311        $ 64,642
            First-in, first-out                       9,682           9,807
            Moving average                           29,462          28,672
            Specific identification                   9,474               -
                                                    -------        --------
                                                    $83,929        $103,121
                                                    =======        ========

            Raw materials and work-in-process       $17,693        $ 46,533
            Packaging materials, parts and supplies  20,713          26,245
            Finished goods                           36,049          30,343
            Payments related to future inventory
             purchases                                9,474               -
                                                    -------        --------
                                                    $83,929        $103,121
                                                    =======        ========

        The replacement cost of inventories exceeded reported cost by approximately $8,233,000 at September 29, 1996 and $11,101,000 at October 1, 1995. In fiscal 1994 there was a LIFO liquidation which decreased cost of goods sold by $1,762,000 and increased net income by $1,097,000, or $.04 per share.

Note 4 - Property, Plant and Equipment:

            Property, plant and equipment is summarized as follows:

                                             September 29,    October 1,
                                                 1996            1995
                                             -------------    ----------
                                                    (In thousands)
            Land                               $  7,498       $  8,143
            Buildings                            89,194         94,670
            Machinery and equipment             305,717        326,842
            Leasehold improvements                1,201          1,201
            Projects-in-process                   3,119          6,135
                                               --------       --------
                                                406,729        436,991
            Less -
             Accumulated depreciation
              and amortization                 (220,183)      (206,100)
                                               --------       --------
                                               $186,546       $230,891
                                               ========       ========

        Repairs and maintenance expense was $31,699,000, $35,241,000 and $31,584,000 for fiscal 1996, 1995 and 1994, respectively.

Note 5 - Long-term Debt, Credit Arrangements and Leases:

        Long-term debt is summarized as follows:

                                                 September 29,      October 1,
                                                     1996              1995
                                                 -------------      ----------
                                                         (In thousands)
            Senior Notes - Series A at 8.35% of
              $19,941 and $47,857, respectively,
              and Series B at 7.15% of
              $5,059 and $12,143,
              respectively                           $25,000        $ 60,000
            Long-term debt supported by revolving
              credit facilities with banks                 -          10,000
            Notes payable to banks related to
              the ESOP                                 9,815          14,100
            Industrial revenue bonds                  22,500          22,500
            Other long-term debt                       4,609           6,564
                                                     -------        --------
                                                      61,924         113,164
            Less - Current portion                    (2,170)         (6,300)
                                                     -------        --------
                                                     $59,754        $106,864
                                                     =======        ========

        The Company elected to prepay $35,000,000 of the Senior Notes in 1996. The Company incurred $971,000 (net of $570,000 income tax benefits), or $.04 per share, of related prepayment penalties which are reflected as an extraordinary item in the Consolidated Statement of Operations.

        The remaining Senior Notes are payable in amounts of $8,750,000 in fiscal 1999, $14,792,000 in fiscal 2000, and $1,458,000 in fiscal 2001. The market value of this $25,000,000 fixed rate long-term debt at September 29, 1996 is approximately $26,301,000 based on interest rates at that date.

        At September 29, 1996, the Company had $9,815,000 in notes payable related to the Employee Stock Ownership Plan (ESOP) and $22,500,000 of industrial revenue bonds. These notes and bonds carry tax-advantaged variable rates of interest equal to approximately 4.99% in 1996. The ESOP loans are payable as follows: $6,215,000 in fiscal 1998 and $3,600,000 payable in fiscal 1999 through fiscal 2001. The $22,500,000 industrial revenue bonds are payable as follows: $4,500,000 in 2000; $4,500,000 in 2001; $6,000,000 in $1,000,000
annual installments in 2002 through 2007; $3,500,000 in 2004; $2,500,000 in
$500,000 installments from 2001 through 2005; and $1,500,000 due in 2017. These bonds are secured by financing statements on project-related equipment, the cost of which approximates the bond amounts.

        On April 1, 1996, the Company entered into a $120,000,000 revolving credit facility which expires on January 1, 2000, and automatically extends by one year on each anniversary date of the agreement. In general, this facility enables the Company to borrow funds at LIBOR plus 1/2% to 3/4%, depending upon achievement of specified financial targets. The Company pays an annualized facility fee of 1/10% and an annualized fee of 1/10% of the unused portion of the facility. At September 29, 1996, $7,500,000 was outstanding as short-term debt. The Company has a Standby Letter of Credit (SLC) in favor of the Senior Note lenders drawn under the revolving credit agreement. The SLC is maintained at 105% of the Senior Notes outstanding and was $26,250,000 at September 29, 1996. In connection with the execution of this agreement, the Senior Note agreement was amended to remove all of the financial ratio covenants. As of September 29, 1996 the Company was in compliance with all of its debt covenants.

        Short-term borrowings, including borrowings under the Company's revolving credit facilities which were for temporary working capital needs, are summarized as follows:

                                                             Fiscal Year Ended
                                                 -------------------------------------------
                                                 September 29,   October 1,       October 2,
                                                     1996           1995             1994
                                                 -------------   ----------       ----------
                                                               (In thousands)
         Daily average outstanding borrowings       $39,004       $31,373          $27,953
         Daily weighted average interest rate          5.66%         6.29%            3.82%
         Maximum borrowings                         $71,980       $68,500          $62,300
         Amount outstanding at year-end             $ 7,500       $22,300          $     -

        The Company uses interest rate exchange agreements, more commonly called interest rate swaps, to manage its interest rate exposure. Swaps were entered into to fix the interest rate on variable debt at rates which the Company considered attractive at the time the agreements were consummated. When the Company entered into these agreements, it compared its anticipated interest costs to other long-term borrowing sources such as private placements and other fixed rate borrowing options. The notional amounts of swaps outstanding at September 29, 1996 and October 1, 1995 were $30,000,000 and $50,000,000, respectively. The fixed rates of interest for swaps outstanding during fiscal 1996 and 1995 were 8.66% and 8.52%, respectively. These swaps expire from December 1997 to February 1998. The effective fixed rate of swapped debt instruments during fiscal 1996 and 1995 was 7.76% and 8.00%, respectively. Accordingly, the Company has realized its desired objectives in the use of these financing instruments. If the Company had canceled these agreements as of September 29, 1996, it would have been required to pay the counter-parties to the agreements an aggregate amount of $1,342,000.

        The Company has also entered into forward swap agreements for periods ranging from 1998 to 2004 which fix the rate on debt as follows: $20,000,000 in 1998-1999, $30,000,000 in 2000, $50,000,000 in 2001, $90,000,000 in 2002 and
$80,000,000 in 2003-2004. The Company entered into these agreements to fix the rate on variable rated debt intended to be borrowed during this time period. The swaps require the Company to pay fixed rates ranging from 6.5% to 7.0% against 90 day LIBOR. These transactions were entered into to protect the Company against interest rate increases and to fix future interest rates at rates the Company considers attractive. If the Company had canceled these agreements as of September 29, 1996, it would have received from the counter-parties to the agreements an aggregate amount of $734,000.

        Interest expense was $12,355,000 in fiscal 1996, $14,847,000 in fiscal 1995, and $13,380,000 in fiscal 1994. Cash payments of interest were $12,945,000 in fiscal 1996, $13,620,000 in fiscal 1995, and $12,321,000 in fiscal 1994.

        Annual maturities of long-term debt each year for the next five fiscal years are $2,170,000 in 1997, $7,894,000 in 1998, $9,440,000 in 1999,
$19,982,000 in 2000, $9,248,000 in 2001, and $13,190,000 in subsequent years through 2017.

        Lease expense related to operating leases aggregated $2,081,000, $1,552,000, and $1,887,000 in fiscal 1996, 1995 and 1994, respectively. Lease commitments on operating leases exceeding one year for fiscal 1997, 1998, 1999, 2000 and 2001 are $1,265,000, $1,245,000, $837,000, $802,000 and $564,000,
respectively.

Note 6 - Income Taxes:

        Pre-tax income for all years presented was taxed exclusively in the United States. The provision for (benefit from) income taxes is comprised of the following:


                                                             Fiscal Year Ended
                                                 -------------------------------------------
                                                 September 29,     October 1,     October 2,
                                                     1996            1995           1994
                                                 ------------      ----------     ----------
                                                               (In thousands)
         Current federal                           $6,092          $(1,515)         $8,071
         Current state                              1,249             (863)             75
         Deferred federal                          (4,357)            (271)         (4,794)
         Deferred state                              (816)              64            (489)
                                                   ------          -------          ------
         Provision for (benefit from)
            income taxes                           $2,168          $(2,585)         $2,863
                                                   ======          =======          ======

         Tax effect of change in:
            Minimum pension liability adjustment   $  507          $(4,716)         $  720
            Cumulative translation adjustment         (45)            (261)              -
                                                   ------          -------          ------
                                                   $  462          $(4,977)         $  720
                                                   ======          =======          ======

        Cash payments for income taxes amounted to $537,000, $6,637,000 and $7,504,000 for fiscal 1996, 1995 and 1994, respectively.

     Deferred income tax assets (liabilities) are comprised of the following:

                                                   September 29,   October 1,
                                                       1996          1995
                                                   -------------   ----------
                                                         (In thousands)
     Loss on impairment of long-lived assets         $ 3,906       $      -
     Depreciation                                    (21,658)       (22,854)
     Other postretirement benefits                    12,565         12,316
     Accrued pension liability                         8,796         12,769
     Deferred compensation                             7,743          6,227
     Tax benefit purchases                            (1,143)        (2,616)
     Other non-current                                 4,009            659
                                                     -------       --------
     Total net non-current asset                      14,218          6,501
                                                     -------       --------

     Other accrued expenses                            2,288            847
     Inventory                                          (243)          (411)
     Other current                                       980          1,226
                                                     -------       --------
     Total net current asset                           3,025          1,662
                                                     -------       --------
     Net deferred asset                              $17,243       $  8,163
                                                     =======       ========

     A reconciliation between the provision for (benefit from) income taxes and the amount computed by applying the U. S. federal income tax rate to income before income taxes and extraordinary item is as follows:


                                                                  Fiscal Year Ended
                                                     ------------------------------------------
                                                     September 29,     October 1,    October 2,
                                                       1996             1995           1994
                                                     -------------     ----------    ----------
                                                                    (In thousands)
     Computed "expected" tax expense (benefit)         $3,292          $(2,127)       $3,012
     Increases (reductions) in taxes
        resulting from:
        State income taxes, net of federal
          income tax benefit                              224              280          (269)
        Tax-free income earned                           (221)            (120)         (104)
        ESOP dividends                                    (17)            (254)         (506)
        Tax rate benefit of NOL carryback                (600)               -             -
        Other                                              60             (364)          730
                                                       ------          -------        ------
                                                        2,738           (2,585)        2,863
     Extraordinary item                                  (570)               -             -
                                                       ------          -------        ------
     Provision for (benefit from) income taxes         $2,168          $(2,585)       $2,863
                                                       ======          =======        ======

Note 7 - Stockholders' Equity:

     The Certificate of Incorporation of the Company, as amended, authorizes a class of preferred stock to consist of up to 1,000,000 shares of $.50 par value stock. The Board of Directors can determine the characteristics of the preferred stock without further stockholder approval.

     During fiscal 1996, the Company established a Benefit Trust (the "Trust") with 2,500,000 shares of treasury stock. The Trust will enhance the Company's financial flexibility to provide funds to satisfy its obligations under various employee benefit plans and agreements. The shares may be sold at the Company's discretion, until March 31, 2011. However, the shares do not have to be sold. Proceeds from the sales, if any, will be used to fund eligible employee benefits. The employee benefits payable from the Trust are primarily included in the $78,834,000 "Deferred employee benefits" liability. Shares held by the Trust are not considered outstanding for earnings per share calculations until they are sold, but are considered outstanding for shareholder voting purposes. The shares are voted based upon the voting results of the shares held in the Company's Employee Stock Ownership Plan.

     To record this transaction, the Company reduced "Treasury stock" by the average cost of these shares to the Company, or $15,426,000, and the fair market value of the stock was recorded as "Stock held by benefit trust". "Capital in excess of stated value" was increased for the difference of $11,449,000 between the cost of the shares and their fair value. Each quarter, "Stock held by benefit trust" is adjusted to the fair market value of the shares held in the Trust, and an adjustment for the same amount is made to "Capital in excess of stated value". At September 29, 1996, the market value of the stock was $14.00 per share. Total stockholders' equity will increase as the shares are sold from the Trust.

     Effective April 23, 1996, the Company entered into a one-year employment agreement with the Chairman of the Board of Directors of the Company. The employment agreement grants an option to purchase from the Company 100,000 shares of the Company's common stock at the price of $11.00 per share. The option price coincided with the market price of the Company's common stock on the date the options were granted. The options are exercisable until April 24, 2001. None of the options have yet been exercised.

Note 8 - Pension Plans:

     Substantially all employees and retirees of the Company are covered by noncontributory defined benefit pension plans. The Company also provides supplemental pension benefits to certain retired employees. The supplemental pension benefits are determined annually by the Board of Directors.

     The Company's largest defined benefit plan provides employees a retirement benefit based on a percentage of their final three year average pay. Effective July 1, 1996, this percentage of final pay was modified, and provisions to reduce pension benefits for early retirement were incorporated into this plan. These modifications, along with some other minor changes, reduced the "projected benefit obligation" at September 29, 1996 by $3,009,000.

     Benefits under the noncontributory defined benefit pension plans for bargaining employees are primarily based on years of service.

     The Company's contribution policy for all pension plans is to contribute at least the minimum amount required by the Employee Retirement Income Security Act. At September 29, 1996, the assets of these plans are invested primarily in cash equivalents and commingled institutional stock and bond funds.

     The following table sets forth the status of the Company's qualified defined benefit pension plans and the pertinent assumptions used in computing this information as of the end of each respective year:

                                             September 29,         October 1,
                                                  1996                1995
                                             -------------         ----------
                                                       (In thousands)
Actuarial present value of benefit
   obligation based on current
   compensation:
     Vested                                    $(80,235)           $(78,364)
     Nonvested                                   (6,216)             (6,927)
                                               --------            --------
Accumulated benefit obligation                  (86,451)            (85,291)
Increase in present value of benefit
   obligation to reflect projected
   compensation increases                        (4,846)             (7,524)
                                               --------            --------
Projected benefit obligation                    (91,297)            (92,815)
Plan assets at fair value                        72,533              62,852
                                               --------            --------
Projected benefit obligation
   in excess of plan assets                     (18,764)            (29,963)
Unrecognized prior service cost                    (193)              3,386
Unrecognized net loss                            29,810              31,876
Unrecognized net asset at transition             (1,276)             (2,352)
Adjustment required to recognize
   minimum liability                            (23,495)            (25,386)
                                               --------            --------
Pension liability included in
   "Deferred employee benefits"                $(13,918)           $(22,439)
                                               ========            ========

Actuarial assumptions:
   Discount rate                                    7.5%               7.5%
   Projected salary increases                       4.5%               4.5%

     Pension expense and the assumed rate of return on plan assets used to calculate it are summarized as follows:


                                          Fiscal Year Ended
                                    ------------------------------------
                                    September 29, October 1, October 2,
                                        1996        1995      1994
                                    ------------- ---------- -----------
                                           (In thousands)
Costs related to services provided
  by employees during the year          $2,070     $2,250      $2,401
Interest cost on projected benefit
  obligation                             6,874      6,601       6,274
Actual gain on plan assets              (5,939)    (6,390)     (1,172)
Net amortization and deferrals             659        437      (4,564)
                                        ------     ------      ------
Pension expense related to defined
  benefit plans                          3,664      2,898       2,939
Supplemental pension benefits              205        190         126
                                        ------     ------      ------
  Total pension expense                 $3,869     $3,088      $3,065
                                        ======     ======      ======


Actuarial assumption:
  Expected long-term rate of
     return on plan assets                 9.5%       9.5%       9.5%



     The Company has an unqualified Supplemental Executive Retirement Plan
(SERP) which it amended in 1996 by freezing the years of credited service for participants as of June 30, 1996. This modification reduced the "projected benefit obligation" at September 29, 1996 by $3,689,000. The actuarially determined expense related to the SERP is summarized as follows:

                                                Fiscal Year Ended
                                       -----------------------------------
                                       September 29, October 1, October 2,
                                           1996       1995        1994
                                       ------------  ---------- ----------
                                                 (In thousands)
Costs related to services provided
   by employees during the year         $  316        $  283     $  285
Interests cost on projected benefit
   obligation                              928           912        781
Net amortization and deferrals             203           169        189
Net curtailment gain                      (189)            -          -
                                        ------        ------     ------
Total pension expense related to
  SERP plan                             $1,258        $1,364     $1,255
                                        ======        ======     ======

     The table below summarizes the status of the SERP plan and the pertinent assumptions used in computing this information at the end of each respective year:

                                             September 29,   October 1,
                                                  1996          1995
                                             -------------   ----------
                                                    (In thousands)
     Actuarial present value of benefit
       obligation based on current
       compensation:
          Vested                               $ (7,770)      $(11,097)
          Nonvested                                (648)          (917)
                                               --------       --------
     Accumulated benefit obligation              (8,418)       (12,014)
     Increase in present value of benefit
       obligation to reflect projected
       compensation increases                    (2,613)          (850)
                                               --------       --------
     Projected benefit obligation               (11,031)       (12,864)
     Unrecognized prior service cost                  -            197
     Unrecognized net loss                          700          2,893
     Unrecognized net obligation at
       transition                                     -             70
     Adjustment required to recognize
       minimum liability                           (273)        (2,310)
                                               --------       --------
     Pension liability included in
       "Deferred employee benefits"            $(10,604)      $(12,014)
                                               ========       ========


     Actuarial assumptions:
       Discount rate                                7.5%           7.5%
       Projected salary increases                   4.5%           4.5%

     In accordance with the provisions of Statement of Financial Accounting Standards No. 87 - Employers' Accounting for Pensions, the Company has recorded an additional minimum liability at September 29, 1996 and at October 1, 1995 representing the excess of the accumulated benefit obligation over the fair value of plan assets and accrued (prepaid) pension expense for its pension and SERP plans. The additional liability has been offset by an intangible asset which is included in "Other assets" to the extent of previously unrecognized prior service cost. Amounts in excess of previously unrecognized prior service cost are recorded net of the related deferred tax benefit as a reduction of stockholders' equity of $14,038,000 at September 29, 1996 and $14,842,000 at October 1, 1995.

Note 9 - Other Retirement and Benefit Plans:

     The Company has a deferred compensation program, which it modified in 1996. This program allowed directors and certain management employees to defer their compensation and earn a guaranteed interest rate on the deferred amounts. In effect, such amounts deferred are unsecured loans to the Company. The deferred salaries and interest at the market rate are accrued as incurred. Interest above the market rate is accrued over the vesting period. The expense related to the Company's deferral plan was $2,523,000 in 1996, $2,320,000 in 1995, and
$1,915,000 in 1994.

        The 1996 amendment terminated all additional employee deferrals effective June 30, 1996. The nonemployee directors' deferral plan was also modified to reduce the guaranteed rate of interest on amounts deferred to 8%, and then to the prime rate in effect each January 1. The effect of this amendment is estimated to have reduced the present value of the payments which ultimately will be paid to the directors under the plan by $2,600,000.

     As consideration for the reduction in the interest rate on the directors' deferred compensation, a Supplemental Share Unit Plan (the "Plan") was established for nonemployee directors. The Plan granted a number of Share Units (a Share Unit is the equivalent of one share of Company common stock) to each nonemployee director equal to one-half of the director's deferred compensation account balance as of June 30, 1996 divided by a price of $11.00 per Share Unit. These Share Units fully vested on June 30, 1996 and the value of each unit is adjusted upward or downward based on the highest daily closing price of the Company's common stock during the preceding twelve month period. At retirement from the Board of Directors, each nonemployee director will receive, in cash, the value of the Share Units in their deferral account. During 1996, the Company expensed $1,563,000 related to this plan. Future expenses related to this plan will only be incurred as the Company's stock price increases.

     The Company has included in "Deferred employee benefits" $20,524,000 at September 29, 1996 and $17,694,000 at October 1, 1995 to reflect its liability under its deferred compensation programs. Payments required to be made to participants in these programs for the next five fiscal years are approximately $1,460,000 in 1997, $1,460,000 in 1998, $1,555,000 in 1999, $1,878,000 in 2000
and $2,706,000 in 2001.

     The Company sponsors 401(k) plans in which substantially all non-bargaining employees and certain bargaining unit employees are eligible to participate. These plans allow eligible employees to save a portion of their salary on a pre-tax basis. The Company makes monthly contributions to these plans which aggregated $449,000, $437,000 and $408,000 in fiscal 1996, 1995 and 1994, respectively.

     The Company also sponsors benefit plans that provide postretirement health care and life insurance benefits to certain employees who meet the applicable eligibility requirements. The cost of postretirement health care and life insurance benefits is summarized as follows:


                                                   Fiscal Year Ended
                                           -----------------------------------
                                           September 29, October 1, October 2,
                                               1996         1995       1994
                                           ------------- ---------- ----------
                                                     (In thousands)
     Costs related to services provided by
       employees during the year             $  520       $  476    $  669
     Interest cost on accumulated benefit
       obligation                             2,408        2,447     2,369
                                             ------       ------    ------
     Total postretirement benefit expense    $2,928       $2,923    $3,038
                                             ======       ======    ======

     The actuarial and recorded liabilities for these postretirement benefits, none of which have been funded, and the pertinent assumptions used to compute this information are as follows:

                                           September 29,    October 1,
                                               1996            1995
                                           -------------    ----------
                                                (In thousands)
     Accumulated postretirement benefit
       obligation:
          Retirees                           $(20,594)      $(20,473)
          Active participants                 (11,865)       (11,634)
                                             --------       --------
     Accumulated benefit obligation           (32,459)       (32,107)
     Unrecognized net gain                     (1,329)        (1,000)
                                             --------       --------
     Accrued postretirement benefit
       obligation included in
       "Deferred employee benefits"          $(33,788)      $(33,107)
                                             ========       ========

     Actuarial assumptions:
       Discount rate                              7.5%           7.5%
       Health care cost trend rate -
          Fiscal 1996                               -            7.5%
          Fiscal 1997 - 1999                      7.5%           7.5%
          Fiscal 2000 - 2004                      6.0%           6.0%
          Thereafter                              5.0%           5.0%

Increasing the health care cost trend rate assumption by one percentage point would have increased the accumulated postretirement benefit obligation as of September 29, 1996 by approximately $1,983,000 and would have increased postretirement benefit expense by approximately $221,000 in fiscal 1996.

     The Company also sponsors an Employee Stock Ownership Plan (ESOP). Substantially all non-bargaining employees participate and receive shares in their account at the discretion of the Board of Directors. Expenses related to this plan have been immaterial in 1996, 1995, and 1994.

Note 10 - Commitments and Contingencies:

     The Company has contracted for the purchase of a substantial portion of its future raw sugar requirements. Prices to be paid for raw sugar under these contracts are based in some cases on market prices during the anticipated delivery month. In other cases prices are fixed and, in these instances, the Company generally obtains commitments from its customers to buy the sugar prior to fixing the price, or enters into futures transactions to hedge the commitment.

     The Company is exposed to loss in the event of non-performance by the other party to the interest rate swap agreements discussed in Note 5. However, the Company does not anticipate non-performance by the counter-parties to the transactions.

     As of the end of fiscal 1996, approximately $2,500,000 of a claim by the United States Customs Service (Customs) remains unresolved. Customs has alleged that drawback claims prepared by the Company for certain export shipments of sugar during the years 1984 to 1988 are technically and/or substantively deficient and that the Company, therefore, is not entitled to amounts previously received under these drawback claims. The Company disputes Customs' findings and has been vigorously protesting this matter with Customs. The ultimate resolution of this matter is not expected to have a materially adverse effect on the Company's financial position or results of operations.

Note 11 - Quarterly Financial Information (Unaudited):

     Unaudited quarterly financial information for fiscal 1996 and 1995 is as follows:

                                First          Second    Third        Fourth
                               Quarter         Quarter   Quarter      Quarter
                               -------         -------   -------      -------
                                 (In thousands except for per share amounts)
Fiscal 1996
Net sales                     $304,409       $250,804   $287,462      $303,657
Gross profit                    27,937         24,951     31,151        34,075
Impairment loss                      -              -          -       (10,280)
Other costs                      1,525         (3,800)         -        (1,099)
Income from operations           8,550            162     10,906         2,181

Income (loss) before
 extraordinary item              3,543         (2,043)     4,726           717
  Per share                        .14           (.08)       .18           .03

Net income (loss)                3,543         (2,043)     4,028           444
  Per share                        .14           (.08)       .15           .02

Fiscal 1995

Net sales                     $282,477       $253,377   $275,554      $287,136
Gross profit                    28,848         20,907     20,472        25,638
Other costs                          -              -          -        (4,284)
Income (loss) from operations    8,428            299        199        (1,525)

Net income (loss)                3,618         (1,927)    (2,428)       (2,756)
  Per share                        .14           (.07)      (.10)         (.10)



"Other costs" included above and in the Consolidated Statements of Operations includes the following:

                                  First        Second    Third         Fourth
                                  Quarter      Quarter   Quarter       Quarter
Fiscal 1996                       -------      -------   -------       -------
Net gain (loss) on asset disposals $1,525      $(3,800)  $     -       $  (376)
Cost of workforce reduction             -            -         -          (723)
                                   ------      -------   -------       -------
Other costs                        $1,525      $(3,800)  $     -       $(1,099)
                                   ======      =======   =======       =======
Fiscal 1995

Net loss on asset disposals                                            $(1,197)
Litigation settlement                                                   (1,615)
Cost of workforce reduction                                             (1,472)
                                                                       -------
Other costs                                                            $(4,284)
                                                                       =======


     A $1,514,000 net gain on the disposal of assets in the first quarter of fiscal 1996 has been reclassified to income from operations from other income (expense), where it was shown in the first quarter 10-Q.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

(a) Previous independent accountants

     On October 17, 1996, the Registrant notified Price Waterhouse LLP that it would be dismissed as the Registrant's independent accountants upon completion of its audit of the consolidated financial statements as of and for the fiscal year ended September 29, 1996. This audit was completed on November 18, 1996.

     The reports of Price Waterhouse LLP on the consolidated financial statements of the Registrant as of and for the fiscal years ended September 29, 1996 and October 1, 1995 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

     The Registrant's Audit Committee and Board of Directors made and approved the decision to change independent accountants.

     In connection with its audits for the fiscal years ended September 29, 1996 and October 1, 1995 and through November 18, 1996, there have been no disagreements with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Price Waterhouse LLP would have caused them to make reference thereto in their report on the consolidated financial statements for such years.

     During the fiscal years ended September 29, 1996 and October 1, 1995 and through November 18, 1996, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

     The Registrant has requested that Price Waterhouse LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. Copies of such letters, one dated October 22, 1996 and one dated November 18, 1996 were filed as Exhibits 16-1 to two Form 8-K's filed with the SEC. The Form 8-K's were dated October 17, 1996 and November 18, 1996, respectively.

(b)  New independent accountants

     The Registrant engaged Arthur Andersen LLP as its new independent accountants as of December 16, 1996. During the fiscal years ended September 29, 1996 and October 1, 1995 and through December 16, 1996, the Registrant has not consulted with Arthur Andersen LLP on items which (1) were or should have been subject to SAS 50 (Reports on the Application of Accounting Principles) or (2) concerned the subject matter of a disagreement or reportable event with the former independent accountants, (as described in Regulation S-K Item 304(a)(2)).